Exhibit 99.1

Aimco Announces an Update to its Share Repurchase Authorization and a Special Cash Dividend

DENVER, CO - (NYSE: AIV) - Apartment Investment and Management Company (“Aimco”) today announced that its Board of Directors updated the existing share repurchase authorization and declared a special cash dividend of $0.02 per share.

The existing share repurchase authorization has been updated from 10 million shares to 15 million shares. With this authorization, Aimco may purchase its Class A common shares from time to time with the amount and timing of purchases dependent upon a number of factors, including the price and availability of shares, trading volume, and general market conditions. The authorization has no time limit and may be suspended or discontinued at any time.

The special cash dividend of $0.02 per share complies with REIT distribution requirements and is payable on September 30, 2022, to shareholders of record at market close on September 14, 2022.

Wes Powell, Aimco President and Chief Executive Officer commented: “I am very pleased with the results produced by the Aimco platform, portfolio, and strategic plan over the past 18 months. We remain focused on continuing our track record of value-creating real estate investments while, at the same time, this authorization provides additional flexibility to unlock value for Aimco shareholders.”

About Aimco

Aimco is a diversified real estate company primarily focused on value add, opportunistic, and alternative investments, targeting the U.S. multifamily sector. Aimco’s mission is to make real estate investments where outcomes are enhanced through our human capital so that substantial value is created for investors, teammates, and the communities in which we operate. Aimco is traded on the New York Stock Exchange as AIV. For more information about Aimco, please visit our website www.aimco.com.

Contact

Matt Foster

Sr. Director of Capital Markets and Investor Relations

investor@aimco.com

303-793-4661